Exhibit 10.2

OPTION AGREEMENT

This Option Agreement (this “Agreement”), dated as of September 22, 2014, is by and between Home Value Holding Co., Limited, a company incorporated under the laws of the British Virgin Islands (the “Option Holder”), and Solar Power, Inc., a California corporation (the “Company”). Each of the Option Holder and the Company is referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Company and the Option Holder desire to provide for the grant of an option to purchase certain number of shares of common stock of the Company, par value US$0.0001 per share (the “Common Shares”) on the terms and conditions set forth in this Agreement; and

WHEREAS, the Company and the Option Holder desire to make certain representations, warranties, covenants and agreements in connection with the issuance, sale and purchase and related transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Company and the Option Holder agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1     Option. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Company agrees to grant the Option Holder an option (the “Option”) to purchase from the Company 17,200,000 Common Shares (the “Purchase Shares”) at the total purchase price of US$20,125,000 (the “Purchase Price”), provided that the Purchase Price shall be paid by the Option Holder to the Company by wire transfer of immediately available funds on or prior to November 21, 2014. The Option will be deemed exercised upon the payment of the Purchase Price to the Company by the Option Holder. For the avoidance of doubt, the Option shall expire automatically if the Closing does not occur pursuant to the terms and conditions of this Agreement on or prior to November 21, 2014. If the Option Holder exercises the Option, the Company shall issue, sell and deliver to the Option Holder, free and clear of any pledge, mortgage, security interest, encumbrance, lien, charge, assessment, claim or restriction of any kind or nature other than those imposed by the Memorandum and Articles of Association of the Company, and the Option Holder agrees to purchase from the Company, on the Closing Date (as defined below), 17,200,000 Common Shares. The Company is not obliged to complete the sale and purchase of any Purchase Shares unless the Option is exercised by the Option Holder in full and the sale and purchase of all the Additional Purchase Shares is completed simultaneously.

Section 1.2     Purchase Price. The Option Holder shall pay the Purchase Price for the Purchase Shares.

Section 1.3     Closing.

(a)     If the Option Holder wishes to exercise the Option, it shall provide a written notice to the Company at least ten (10) days prior to the proposed closing date (the “Closing Date”), provided that the Closing Date shall not be later than November 21, 2014. Upon the terms and subject to the conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Purchase Shares shall be held at an address determined by the Company on the Closing Date.

(b)     At or before the Closing, the Option Holder shall deliver the Purchase Price to the Company by wire transfer in immediately available funds.

Section 1.4     Closing Conditions.

The obligation of the Company to issue and sell the Purchase Shares to be sold to and purchased by the Option Holder as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may be waived in writing by the Company in its sole discretion:

(a)     All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the Purchase Shares shall have been completed and all corporate and other actions required to be taken by the Option Holder in connection with the purchase of the Purchase Shares shall have been completed.

(b)     The representations and warranties of the Option Holder contained in Section 2.2 of this Agreement shall have been true and correct in all material respects on the date of this Agreement and on and as of the Closing Date; and the Option Holder shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement that are required to be performed or complied with on or before the Closing Date.

(c)     No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits, imposes any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit, impose any damages or penalties that are substantial in relation to the Company, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1     Representations and Warranties of the Company. The Company hereby represents and warrants to the Option Holder, as of the date hereof and as of the Closing Date, as follows:

(a)     Organization and Authority.

(i)     The Company and each of its subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite power and authority to own and use its properties and assets and to carry on its business in all material respects as is currently conducted. Neither the Company nor any of its subsidiaries is in material violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and its subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary and no proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification. The Company has all requisite power and authority to carry on its business as it is currently being conducted.

(b)     Due Issuance of the Purchase Shares. The Purchase Shares have been duly authorized and, when issued and delivered to the Option Holder and paid for by the Option Holder pursuant to this Agreement, will be validly issued, fully paid and non-assessable.

(c)     Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental entity or court to which the Company or any of its subsidiaries is subject.

(d)     Filings, Consents and Approvals. Neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of any of the transactions contemplated hereby, nor the performance by the Company of this Agreement in accordance with its terms requires the filing, consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority, except such as have been obtained, made, given or will be made promptly hereafter.

Section 2.2     Representations and Warranties of the Option Holder. The Option Holder hereby represents and warrants to the Company as of the date hereof and as of the Closing Date, as follows:

(a)     Due Formation. The Option Holder is a company duly incorporated as an exempted company with limited liability, validly existing and in good standing under the laws of the British Virgin Islands, with full power and authority to own and operate and to carry on its business in the places and in the manner as currently conducted.

(b)     Authority. The Option Holder has full power and authority to enter into, execute and deliver this Agreement and each agreement, certificate, document and instrument to be executed and delivered by the Option Holder pursuant to this Agreement and to perform its obligations hereunder. The execution and delivery by the Option Holder of this Agreement and the performance by the Option Holder of its obligations hereunder have been duly authorized by all requisite actions on its part.

(c)     Valid Agreement. This Agreement has been duly executed and delivered by the Option Holder and constitutes the legal, valid and binding obligation of the Option Holder, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(d)     Consents. Neither the execution and delivery by the Option Holder of this Agreement nor the consummation by it of any of the transactions contemplated hereby nor the performance by the Option Holder of this Agreement in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving of notice to, any governmental or public body or authority or any third party, except as have been obtained, made or given.

(e)     No Conflict. Neither the execution and delivery by the Option Holder of this Agreement, nor the consummation by it of any of the transactions contemplated hereby, nor compliance by the Option Holder with any of the terms and conditions hereof will contravene any existing agreement, federal, state, county or local law, rule or regulation or any judgment, decree or order applicable to, or binding upon, the Option Holder.

(f)     Status and Investment Intent.

(i)     Experience. The Option Holder has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Option and the Purchase Shares. The Option Holder is capable of bearing the economic risks of such investment, including a complete loss of its investment.

(ii)     Purchase Entirely for Own Account. The Option Holder is acquiring the Option and that Purchase Shares that may pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Option Holder does not have any direct or indirect arrangement, or understanding with any other persons to distribute, or regarding the distribution of the Option and the Purchase Shares in violation of the United States Securities Act of 1933, as amended (the “Securities Act”) or other applicable laws.

(iii)     Not U.S. person. The Option Holder is not a “U.S. person” (as such term is defined in Regulation S) and is not acquiring the Option and/or purchasing the Purchase Shares for the account or benefit of a “U.S. person”.

(iv)     Distribution Compliance Period. The Option Holder acknowledges that all offers and sales of the Purchase Shares before the end of the “distribution compliance period” (as such term is defined in Regulation S) be made only in accordance with Regulation S, pursuant to registration of the securities under the Securities Act or pursuant to an exemption therefrom.

(v)     Restrictive Legend. The Option Holder understands that the certificate evidencing the Purchase Shares will bear a legend or other restriction substantially to the following effect:

“THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NO SALE, PLEDGE, HYPOTHECATION, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES MAY BE MADE UNLESS EITHER (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EITHER CASE UPON THE RECEIPT OF AN OPINION OF U.S. COUNSEL.”

(vi)     Information. The Option Holder has been furnished access to all materials it has requested relating to the Company and its subsidiaries and other due diligence information and documents and the Option Holder has been afforded the opportunity to ask questions of and receive answers from representatives of the Company concerning the foregoing, including the terms and conditions of this Agreement. The Option Holder has consulted to the extent it deemed appropriate with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Purchase Shares.

(vii)     No Broker. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or the consummation of any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Option Holder.

(g)     Financing. The Option Holder has sufficient funds available to it to purchase all of the Purchase Shares pursuant to this Agreement if it exercises the Option.

ARTICLE III

MISCELLANEOUS

Section 3.1     Lockup. Without the prior written consent of the Company, the Option Holder shall not sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of, or suffer to exist (whether by operation of law or otherwise) any encumbrance on, any of its Purchase Shares, or any right, title or interest therein or thereto, prior to the date that is three (3) months after the Closing Date.

Section 3.2     Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for two years and shall terminate and be without further force or effect on the second anniversary of the Closing Date, except as to (i) any claims thereunder which have been asserted in writing pursuant to Section 3.9 against the Party making such representations and warranties on or prior to such second anniversary, and (ii) the Company’s representations contained in Section 2.1(a), (b) and (c) hereof, each of which shall survive indefinitely.

Section 3.3     Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned at any time prior to Closing, (i) by mutual agreement of the Parties, (ii) by the Company in the event that the Closing has not occurred by November 21, 2014. Nothing in this Section 3.3 shall be deemed to release any Party from any liability for any breach of this Agreement prior to the effective date of such termination.

Section 3.4     Governing Law. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 3.5     Dispute Resolution. Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, performance breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Party.

(a)     The Dispute shall be settled in Hong Kong in a proceeding conducted in English by one (1) arbitrator from the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules.

(b)     Each party to the arbitration shall cooperate with each other party to the arbitration in making full disclosure of and providing complete access to all information and documents reasonably requested by such other party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such party.

(c)     The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(d)     During the course of the arbitral tribunal's adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

Section 3.6     Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties hereto.

Section 3.7     Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Company and the Option Holder and their respective heirs, successors and permitted assigns and legal representatives.

Section 3.8     Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by the Company or the Option Holder without the express written consent of the other Parties. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 3.9     Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, on the next business day following delivery if sent by courier or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, and properly addressed as follows:

If to the Option Holder, at:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

If to the Company, at:	Solar Power, Inc. 3400 Douglas Boulevard, Suite 285 Roseville, California USA Fax: +1-916-771-3657

Any Party may change its address for purposes of this Section 3.9 by giving the other Party hereto written notice of the new address in the manner set forth above.

Section 3.10     Entire Agreement. This Agreement constitutes the entire understanding and agreement between the Parties hereto with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement.

Section 3.11     Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 3.12     Fees and Expenses. Except as otherwise provided in this Agreement, each Party will be responsible for all of its own expenses incurred in connection with the negotiation, preparation and execution of this Agreement.

Section 3.13     Public Announcements. The Option Holder shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the Company unless otherwise required by securities law or other applicable law, and the Parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

Section 3.14     Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 3.15     Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 3.16     Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

Solar Power, Inc.

By:	/s/ Min Xiahou
Name: Min Xiahou
Title: Chief Executive Officer

Home Value Holding Co., Limited

By:	/s/ Zhangxin Wang
Name: Zhangxin Wang
Title: Director